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                                                                    EXHIBIT 99.1

                     Copyright 1997 Business Wire, Inc.
                                 Business Wire

                            August 18, 1997, Monday

DISTRIBUTION: Business Editors

LENGTH: 588 words

HEADLINE: Krause's Furniture Announces Major Expansion Program; $ 7.5 Million in New Financing

DATELINE:  BREA, Calif.

BODY:

         Aug. 18, 1997--Krause's Furniture Inc. (Nasdaq:SOFA) Monday announced a major expansion and remodeling program, phase one of which will take place over the next 30 months.

         The program will be supported in part by a new $ 7.5 million financing arrangement.

         The first phase will include the addition of approximately three dozen new stores, as well as the remodeling of almost two-thirds of the company's existing stores. Current plans call for a total of four new stores and 13 remodels by the end of fiscal 1997. It is anticipated that by the end of fiscal 1999, the program will have increased by 45 percent the number of showrooms under the Krause's(R) and Castro Convertibles(R) banners.

         Three recently remodeled stores -- whose sales increases continue to exceed management's expectations -- will serve as prototypes for future remodels and new stores. "The fresher, more contemporary look has been well received by customers," said Philip M. Hawley, chairman and chief executive officer of Krause's Furniture.

         "We have always had an excellent product, but in recent years sales have unquestionably been hurt by the dated and austere look of our stores -- many of which have changed little since the company was founded as a factory-direct retailer more than two decades ago. Now, with the use of bright colors, imaginative lighting and diverse lifestyle groupings, we are creating an environment in which Krause's' hallmarks -- choice, customization and craftsmanship -- really stand out."



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         The company intends to remodel within the next 30 months more than 50 of its older stores. The new stores program will be concentrated in existing markets where economies of scale, logistics and name recognition are expected to result in an attractive return on investment.

         With the payback on a typical remodel estimated at 12 to 14 months, the company anticipates that the program as a whole will be funded primarily from internally generated cash.

         The $ 7.5 million in new financing -- underwritten by GE Capital Services, the Permal Group and Congress Financial Corp. (Western) -- consists of $3 million in long-term debt, which will be used to pay down existing revolver balances, a $ 3.5 million standby credit facility and a $ 1 million increase in credit available under an existing revolving-credit line.

         Krause's Furniture is a leading manufacturer and retailer of custom-crafted furniture, which it sells under the names Krause's(R) and Castro Convertibles(R) through 80 company-owned retail showrooms in 12 states.

         "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical in nature are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

         Potential risks and uncertainties include such factors as demand for and acceptance of the company's products, change in the retail environment and the ability of the company to execute its operating strategies, the success of planned marketing and promotional campaigns, and other risks identified in documents filed by the company with the Securities and Exchange Commission.





CONTACT: Silverman Heller Associates, Los Angeles
         Eugene G. Heller/Philip Bourdillon, 310/208-2550